NEWS RELEASE

Contact:
Philip Lembo or John Gavin
(781) 441-8338
Email: ir@nstaronline.com

FOR IMMEDIATE RELEASE

NSTAR Increases Common Share Dividend 4.5% and Announces A Stock Split

BOSTON—December 16, 2004—NSTAR (NYSE:NST) announced today that its Board of Trustees voted to increase the quarterly dividend on its common shares to $0.58 per share from $0.555 per share.  On an annualized basis, the Company’s new dividend level is $2.32 per share, a 4.5% increase over the previous rate of $2.22 per share.    In addition, the Board of Trustees announced its intention to split NSTAR’s common shares.

Chairman, President and Chief Executive Officer Thomas J. May said, “We have a strong record of performance for our shareholders and our customers.  Today’s actions reflect our optimism about continuing that same consistent performance in the future.    We have outperformed the S&P 500 and the EEI Utility index over the past three, five and ten years.  We have delivered solid earnings growth and we believe we can achieve a long-term earnings growth rate of between 4 and 6 percent.  This will allow us to maintain a healthy balance between dividends paid to shareholders and earnings being reinvested into the business.  With a current dividend payout ratio of approximately 63%, we are well positioned to provide consistent, sustainable dividend growth for investors.”

May added, “It was just a few years ago that our share price traded in the $33 range.  Today, because we have consistently delivered very positive operating and financial results our share price has increased 50 percent.  In light of this we intend to split the NSTAR shares 2 for 1 following our Annual Meeting of Shareholders.”

In order to effectuate the share split, NSTAR shareholders must approve a resolution to increase the number of authorized Common Shares of the Company from 100,000,000 to 200,000,000 at the Company’s April 28, 2005 Annual Meeting of Shareholders.  Subsequent to shareholder approval and subject to market conditions at that time, the Company will announce the specific timing and nature of the split.

This is the Company’s 463rd consecutive dividend, payable February 1, 2005 to shareholders of record January 10, 2005.  The Company has one of the longest consecutive payment records on the New York Stock Exchange.

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Also, the Board of Directors of Boston Edison Company, a wholly owned subsidiary of NSTAR, today declared the following preferred stock dividends payable February 1, 2005 to holders of record January 10, 2005:

-	A quarterly dividend of $1.0625 per share on the Company’s cumulative preferred stock, 4.25% series; and
-	A quarterly dividend of $1.195 per share on the Company’s cumulative preferred stock, 4.78% series.

Forward-Looking Statements
 This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, such as the Company’s goal to continue to pay or increase dividends in the future, management’s expectations concerning long term earnings growth, and the Company’s intention to execute a share split subsequent to shareholder approval and subject to market conditions at that time.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance or that any of these actions will be taken.  Actual results and outcomes could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating   requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this news release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile
NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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